Document Number
20150435982-19
Filing Date and Time
09/30/2015 2:38 PM
Entity Number
C15662-2002

         Certificate of Amendment
          (pursuant to NRS 78.385 and 78.390)

     Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

1. Name of corporation:

MK Automotive, Inc.  C15662-2002

2. The articles have been amended as follows: (provide article numbers, if available)

"ARTICLE III"

A. The Corporation shall have the authority to issue two classes of stock to be designated, respectively, "Common Stock" and "Series A Super Voting Preferred
Stock", with a par value of $000001 per share. The total number of shares which the Corporation is authorized to issue is 955,000,000 shares. 950,000,000 shares shall be Common Stock. Five Million (5,000,000) shares shall be Series A Super Voting Preferred Stock.

B. The Series A Super Voting Preferred Stock shall have following preferences, powers, designations and other special rights: *SEE ATTACHED*

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 82.44%

4. Effective date and time of filing: (optional) Date:    Time:

5. Signature: (required)

X /s/ BRIAN WENDT
Signature of Officer Brian Wendt / President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

          ATTACHMENT

(1) Voting. Holders of the Series A Super Voting Preferred Stock have five hundred (500) times that number of votes on all matters submitted to the shareholders that each shareholder of the
Corporation's Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Corporation (and written actions of shareholder in lieu of meetings) with respect to any and all matters presented to the shareholders of the
Corporation for their action or consideration. Holders of the Series A Super Voting Preferred
Stock shall vote together with the holders of Common Stock as a single class.

(2) Dividends. Holders of Series A Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation's common stock. Dividends paid to holders of the Series
A Super Voting Preferred Stock, if any, shall be at the discretion of the Board of Directors.

(3) Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, holders of the Series A Super Voting Preferred Stock shall not be entitled to receive any of the assets of the Corporation.

(4) No Conversion. The shares of Series A Super Voting Preferred Stock are not convertible into shares of the Company's common stock.

(5) Vote to Change the Terms of, or to Issue, Series A Super Voting Preferred Stock. The
affirmative vote at a meeting duly called for such purpose, or the Written consent Without a meeting, of the holders of not less than fifty-one percent (51%) of the then-outstanding shares of Series A Super Voting Preferred Stock shall be required for (a) any change to the
Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitation or relative rights of the Series A Super Voting Preferred Stock or (b)
any issuance of additional shares of Series A Super Voting Preferred Stock.

(6) Record Owner. The Corporation may deem the person in whose name shares of Series A
Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

(7) Register. The Corporation shall maintain a register for the registration of the Series A Super
Voting Preferred Stock. Upon the transfer of shares of Series A Super Voting Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of the Series A Super Voting Preferred Stock."